ARRAN FUNDING LIMITED - SERIES 05-A

FORM OF MONTHLY SERVICER'S REPORT

Bloomberg Ticker Number:                  ARRAN2005

Arran Funding Limited - Series:           05-A

ABS - Credit Card - Bank, Closing Date:   December 15, 2005

As at:                                      December 15, 2006

                      RATING (S&P/Moodys/Fitch)       POOLFACTOR           PAY                  COUPON
TRANCHE   CURRENCY     ORIGINAL       CURRENT      ORIGINAL   CURRENT   FREQUENCY         BASIS           CURRENT
-------------------------------------------------------------------------------------------------------------------
Class A     USD      AAA /Aaa/AAA   AAA /Aaa/AAA     100%      100%     Monthly     1 Mth LIBOR + 0.02%   5.34000%
Class B     USD         A/A1/A         A/A1/A        100%      100%     Monthly     1 Mth LIBOR + 0.18%   5.50000%
Class C     USD       BBB/Baa2/NR    BBB/Baa2/NR     100%      100%     Monthly     1 Mth LIBOR + 0.32%   5.64000%

Scheduled start of Controlled Accumulation Period:   1 June, 2007
Expected maturity:                                   15 December, 2008
Legal final maturity:                                15 December, 2010
Structure:                                           Sr/sub Seq Pay
Tax Election:                                        Debt
Amort. Type:                                         Soft Bullet
Transferors:                                         The Royal Bank of Scotland plc / National Westminster Bank plc
Originators:                                         The Royal Bank of Scotland plc / National Westminster Bank plc
Servicer:                                            RBS Cards, a division of The Royal Bank of Scotland plc
Trustee:                                             Bank of New York (The)
Underwriter:                                         The Royal Bank of Scotland plc

Pool Performance

                                                                     Excess
                 Gross      Expense   Gross Charge     Excess      Spread (%)    Transferor Interest
Month end      Yield (%)   Rate (%)   Off Rate (%)   Spread (%)   Roll 1/4 Ave       %       Min %
30 Nov 2006     19.49%       5.97%       7.62%         5.90%         5.41%         40.72%     6%
Oct 31, 2006    20.43%       5.76%       8.65%         6.02%
30 Sep 2006     17.88%       5.90%       7.67%         4.31%

On 4 December 2006, Arran Funding Ltd. announced that it had become aware that the "excess spread (%)" and "excess spread (%) quarterly average" in the Monthly Servicer's Report of Series 2005-A and Series 2005-B for the period 15 December 2005 to 31 January 2006 and the monthly periods ended 28 February 2006 to 31 October 2006 inclusive had been overstated.

This Monthly Servicer Report for the monthly period ended 30 November 2006 contains corrected Gross Yield, Gross Charge Off Rate and Excess Spread figures for the monthly periods ending 30 September 2006 and 31 October 2006. Corrected copies of the Monthly Servicer's Report of Series 2005-A and Series 2005-B for each of the monthly periods ended 28 February 2006 to 31 October 2006 inclusive will be filed on or before the Interest Payment Date falling on 16 January 2007.

Delinquencies (Principal receivables which are 30 days or more past due)

                                  (% Pool)
              -------------------------------------------------
Month end     30-59 days   60-89 days   90-179 days   180+ days   Total
---------     ----------   ----------   -----------   ---------   -----

30 Nov 2006     1.24%        0.96%         2.40%        3.56%     8.16%

Payment Rate

                     Payments           Pool balance
              -----------------------   ------------
Month End     Total (L000)   Rate (%)      L000

30 Nov 2006     1,200,831     23.71%     4,967,182
31 Oct 2006     1,138,033     23.88%     5,063,743
30 Sep 2006     1,033,824     21.48%     4,764,939

Average Actual Balance:          L     1,012

Number of Accounts:                4,909,412